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International Headquarters

2150 St. Elzéar Blvd. West

Laval, Quebec H7L 4A8
Phone: 514.744.6792
Fax: 514.744.6272

Contact Information:

Elif McDonald

elif.mcdonald@valeant.com

514-856-3855

877-281-6642 (toll free)

Media:

Renée Soto

or

Chris Kittredge/Jared Levy

Sard Verbinnen & Co.

212-687-8080

VALEANT APPOINTS WILLIAM D. HUMPHRIES AS EVP, DERMATOLOGY

Dr. Ari Kellen, Robert Rosiello and Anne Whitaker to Leave Company

LAVAL, Quebec, December 12, 2016 – Valeant Pharmaceuticals International, Inc. (NYSE: VRX and TSX: VRX) (“Valeant” or the “Company”) today announced that William D. Humphries has been appointed Executive Vice President, Dermatology, effective January 2, 2017. Mr. Humphries will join Valeant’s Executive Committee, reporting directly to Joseph C. Papa, Valeant’s Chairman and Chief Executive Officer.

Mr. Humphries has nearly 30 years of experience in the dermatology and specialty pharmaceuticals industry. He joins Valeant from Merz GmbH & Co. KGaA, where he most recently served as CEO of its North America business. Prior to Merz, he served as President of Stiefel, a leader in global dermatology and skin health that is now a subsidiary of GlaxoSmithKline, and held multiple senior roles at Allergan, Inc., including Vice President of the U.S. skincare business.

“We are pleased to welcome another experienced leader to our team,” said Mr. Papa. “Bill has an unparalleled understanding of the dermatology and aesthetics space and a proven track record of successfully developing and commercializing products in these therapeutic areas. We look forward to his contributions as we continue working toward a recovery of our core prescription dermatology business.”

Mr. Humphries commented, “Valeant's dermatology business has an underappreciated innovative pipeline, an unrivaled and robust product portfolio and great brands with a significant amount of untapped potential. Valeant also has a tremendous commercial team and I look forward to working with them to reinvigorate the business and demonstrate value for physicians and patients."

Valeant also announced today that Anne Whitaker, EVP & Company Group Chairman has decided to leave the Company on January 13, 2017. The Company thanks Anne for her many contributions overseeing our branded business and for her ongoing support to transition the dermatology business to Bill Humphries.

Rob Rosiello will also depart the Company on December 31, 2016. Rob previously served as the Valeant CFO from July 2015 through August 2016 and has successfully transitioned the role to our new CFO, Paul Herendeen. "Rob is a trusted colleague who led our team through a financial restatement, and spearheaded efforts to strengthen our finance team," said Mr. Papa.

Dr. Ari Kellen, EVP & Company Group Chairman will also depart Valeant on December 31, 2016. The Company is grateful to Ari for his leadership across many of our businesses and his influence on our pipeline will undoubtedly continue to benefit the Company into the future.

Dr. Kellen and Mr. Rosiello will continue to serve as consultants on an ongoing basis. “I sincerely thank Anne, Rob, and Ari for their contributions to Valeant and appreciate their efforts to stabilize the Company during a period of transition,” said Joe Papa. “We wish them well in the future.”

William D. Humphries (Biography)

Effective January 2, 2017, Mr. Humphries will be Executive Vice President, Dermatology of Valeant Pharmaceuticals. He was appointed CEO of Merz North America in March 2012, where he oversaw strategic direction and collaboration among three North American companies: Merz Pharmaceuticals, LLC, Merz Aesthetics, Inc. and Merz Pharma Canada, Ltd. Prior to joining Merz, Mr. Humphries served as the President of Stiefel, a leader in global dermatology and skin health, where he spearheaded two major acquisitions, and led the global integration of Stiefel into GlaxoSmithKline. Previously Mr. Humphries held multiple senior executive roles within Allergan, Inc., concluding as Vice President of the U.S. Skincare business. He holds a Bachelor of Arts from Bucknell University and an MBA from Pepperdine University.

About Valeant
Valeant Pharmaceuticals International, Inc. (NYSE/TSX:VRX) is a multinational specialty pharmaceutical company that develops, manufactures and markets a broad range of pharmaceutical products primarily in the areas of dermatology, gastrointestinal disorders, eye health, neurology and branded generics. More information about Valeant can be found at www.valeant.com.

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